Exhibit 10.28

SUMMARY OF THE COMPANY’S NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors are paid an annual retainer of $40,000 and fees of $2,500 for each Board meeting attended, $1,000 for each committee meeting attended and $1,000 for certain telephone meetings. In addition, the Chairman of the Audit Committee, the Chairman of the Corporate Governance Committee and the Chairman of the Executive Compensation Committee each are pair $5,000 per annum for their services as such. Other members of the Audit Committee, the Corporate Governance Committee and the Executive Compensation Committee each are paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

In accordance with the Company’s 1997 Stock Incentive Plan, as amended, each non-employee director who is a director at the annual meeting of stockholders receives an automatic grant of an option to purchase 5,000 shares of Common Stock at an exercise price equal to the closing price on the date of grant. Upon becoming a director, each non-employee director is granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the date of grant. Each such option expires ten years after the date of grant and becomes exercisable in three equal annual installments beginning on the first day of the month of each of the first three anniversaries of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted to non-employee directors are not transferable.